EXHIBIT 10.10

This Amendment entered into on this  21st of March 2011 refers to Notes entered into between Enterologics, Inc., a Nevada corporation and Surge Partners, Ltd., a Delaware Corp.

WHEREAS

Enterologics, Inc seeks to amend Section 1.01.0 of the Notes previously executed and

WHEREAS

Surge Partners, Ltd is willing to provide amend those Notes as further delineated below and

THEREFORE

Section 1.01.1   is amended to read as follows:

Due Date.    The entire loan and accrued interest is due and payable on the due date October 9th, 2011or earlier, from the proceeds the Company receives from the sale of any class of securities through a private offering or through a registration statement that has been declared effective by the SEC, such proceeds being in excess of Three Hundred and Fifty Thousand Dollars.

Agreed and Accepted:

Surge Partners, ltd

By:/S/ IRV BADER

Agreed and Accepted:

Enterologics, Inc

By:/S/ BOB  HOERR